[EXHIBIT 10.1.31]

                                August 15, 2005




Kenwood Youmans
c/o Jeff Frankel
Colden McKuin & Frankel, LLP
141 El Camino Drive
Suite 100
Beverly Hills, CA 90212-2717


        RE: "Cheeseheads" by Kenwood Youmans ("Owner")


Dear Kenwood:

	When countersigned by you , this letter will confirm the agreement between you (referred to herein as "Owner") and the undersigned, Blood and Bones Productions, Inc., a Writers Guild of America ("WGA") Signatory ("Purchaser") for the acquisition of all rights and copyright including, without limitation, the worldwide, perpetual motion picture, television, allied and ancillary rights in and to the screenplay presently entitled "Cheeseheads" ("the Screenplay") solely written by Owner and all drafts or other versions thereof and characters contained therein. We have agreed as follows:

     A. Reference is hereby made to the option/purchase agreement (the "Prior Agreement") between Owner and Purchaser and Owner acknowledges receipt of payment in the amount of
      $12,500 pursuant to the Prior Agreement for an option (the "Option") to acquire the rights in the Screenplay. Owner hereby grants Purchaser an extension to the Option granted pursuant to the Prior Agreement for a period of 6 months commencing from the date of execution by Owner accepting the terms of this letter.

     1. Upon payment of the Purchase Price set forth below, Owner hereby assigns to Purchaser all right, title and copyright throughout the Universe in and to the Screenplay in perpetuity throughout the universe including, but not limited to, all motion picture, television and allied rights which shall include, without limitation., the exclusive worldwide, perpetual rights to produce one or more motion pictures and remakes and sequels thereof, television long form and series rights, merchandising and commercial tie-up rights, screenplay publishing rights, promotional rights for any advertising related to any production based upon the rights acquired and ancillary rights, and the perpetual, exclusive, universe-wide right to distribute, exploit


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     and other otherwise use any such production in any and all media whether now known or hereafter discovered, including, without limitation, soundtrack album, free television, cable television, syndication, pay television, satellite, pay-per-view television, closed circuit telecast, home video, CD and laser disk, DVD, internet, and non-theatrical rights and any and all other distribution and delivery media, whether now known or hereafter discovered. Without limiting the foregoing, Owner hereby irrevocably assigns, licenses and grants to Purchaser, throughout the universe, in perpetuity, the rights, if any, of Owner to authorize, prohibit and/or control the renting, lending, fixation, reproduction and/or other exploitation of any motion picture or other production based on the Screenplay by any media and means now known or hereafter devised as may be conferred upon Owner under applicable laws, regulations or directives, including without limitation, any so-called rental and lending rights pursuant to any European Economic Community ("EEC") directives and/or enabling or implementing legislation, laws or regulations enacted by the member nations of the EEC, an downer acknowledges that the compensation payable under this Agreement, includes, without limitation, adequate and equitable remuneration for the "Rental and Lending Rights". Purchaser shall have the sole, perpetual right to use, exploit, advertise and exhibit the foregoing and the advertising, publicity and promotion thereof, in any and all media whether now known or hereafter devised, in all languages, as Purchaser in its sole and unfettered discretion shall determine. The rights granted to Purchaser hereunder are irrevocable and shall not be subject to reversion except as provided in the WGA Agreement. Owner hereby agrees that in the event of a breach of this agreement by Purchaser, Owner remedies shall be limited to an action for damages and Owner specifically acknowledges that, in no event, shall Owner have, and he hereby waives, any right to seek injunction, rescission or other equitable relief in connection with any such breach or alleged breach. Purchaser shall have no obligation to use the results of Owner's services. Purchaser shall have the right to use Owner's name and approved likeness solely in connection with the exploitation, distribution, promotion and advertising of the Picture, and any rights therein or derived therefrom.

     2.   (a)     The purchase price for the Screenplay shall be
     One Hundred Thousand Dollars ($100,000) which sum shall be paid on the first day of principal photography of the Picture. If payment is not made on or before expiration of the Option, all rights in and to the Screenplay shall remain vested in Owner and any rights granted to Purchaser hereunder shall revert to Owner.

          (b) Owner shall be paid One Hundred Fifty Thousand Dollars ($150,000) which sum shall be deferred and paid only after the Financier(s)s of the Picture have been paid in full for the actual cost of production of the Picture plus interest, in


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     accordance with the agreements pursuant to which such
     financier(s) provide their financing. At such time Owner shall be paid the amount of the deferred compensation, pro rata and pari passu with all other sums deferred and payable to persons or entities providing materials, services or rights to the Picture, if any. For purposes of clarification, such deferred compensation shall be paid no later than deferred compensation to any other individual or entity (i.e., on a most favored nations basis); accordingly, no deferred compensation may be paid to any individual or entity unless Owner is also being paid on a pro rata pari passu basis.

        (c) Owner shall be paid for each theatrical motion picture sequel or prequel one-half (1/2) and for each theatrical motion picture remake one-half (1/2), of the applicable amounts payable pursuant to paragraph 6(a) above, plus, one-half (1/2) of the contingent compensation payable under paragraph 6(b) above, and paragraphs 6(g) and 6(h), below.

        (d) In the event of any made for television movie or mini series produced after the First Picture, Owner shall be paid Fifteen Thousand Dollars ($15,000) per hour up to a maximum of Eighty Thousand Dollars ($80,000).

        (e) In the event a television series based on the Screenplay or the First Picture is produced, then, for each episode thereof broadcast on first run over prime time network television (CBS, NBC, ABC or FOX) based upon the Screenplay, Owner shall be entitled to receive and the following amounts payable upon the initial broadcast of each episode, as applicable.

                i. Two Thousand Five Hundred Dollars ($2,500) for each episode of up to thirty (30) minutes in length;
                ii. Three Thousand Five Hundred Dollars ($3,500) for each episode of up to sixty (60) minutes in length;
                iii. Five Thousand Dollars ($5,000) for each episode of more than sixty (60) minutes in length;
                iv. As a buyout for all royalties due Owner for reruns of television episodes produced and distributed by or under license from Purchaser or its assignees, Owner shall be entitled to receive an amount equal to one hundred percent (100%) of the applicable initial royalty payment, allocated twenty percent (20%) to each of the first five reruns, payable within thirty (30) days of broadcast of the applicable rerun.

        (f) In the event a television program described in paragraphs (d) or (e) is produced for syndication, non prime-time


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     network or for free cable each payment provided for in said paragraphs (d) and (e) above shall be reduced by fifty percent (50%), and in the event produced for pay cable (e.g., Showtime, HBO), each payment provided for in said paragraphs (d) and (e) above shall be seventy-five (75%) of the otherwise applicable payment.

        (g) If a television series based on the Screenplay or the First Picture is produced then for any spinoff series based upon a character appearing in the Screenplay, Owner shall receive one-half (1/2) of the royalties paid to Owner pursuant to subparagraph (e) or (f) above.

        (h) If a motion picture based on the Screenplay is produced and Owner is not in breach hereof, then in addition to the amount paid pursuant to paragraph 2 (a) and
     (b) above, Purchaser shall pay Owner (or cause Owner to be paid) contingent consideration equal to five percent (5%) of 100% the net profits derived by the Producer of the Picture. For the purposes of this subparagraph 2 (h), if there is a single worldwide financier/distributor, net profits shall be computed, defined, accounted for and paid in the same manner as applies to Purchaser (but excluding cross-collateralization and over-budget penalties). If there is no single worldwide financier/distributor net profits shall mean all sums received b y Purchaser from the distribution or exploitation of the Property or any motion picture based thereon in excess of the full, final negative cost of such motion picture, any actual out of pocket sales costs incurred by Purchaser, and the portion of net profits paid to any financier of the First Picture. The definition of net profits shall be no less favorable than the definition accorded to any other net profits participant.

        (i) At such time as Three Million Dollars ($3,000,000) ("the Triggering Amount") is received by or credited to the Producer of the Picture from the exploitation of the Picture throughout the universe in all media, whether now known or hereafter devised in perpetuity
     ("Producer"s Gross"), Owner shall be paid $50,000, and an additional $50,000 for each additional $1,000,000 in Producer's Gross received by or credited to Producer after the Triggering Amount. Owner shall have customary accounting and audit rights. For purposes of this paragraph 3(b), Producer shall be deemed to include Purchaser and any subsidiary or affiliate of Purchaser that acts as the Producer of the Picture, but shall not include a studio or other similar distribution and financing entity which shall also distribute the Picture. If Producer or an affiliate of Producer acts as Distributor of the Picture, the amount deemed to be received by Producer or such affiliate shall be that amount remaining after deduction or reasonable customary arms length distribution fees and actual distribution costs.


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     Payment shall be made to Owner within Thirty (30) days
     after Producer receives Triggering Amount. Producer's Gross shall be defined on a most favored nations basis among all participants entitled to a deferral based upon Producers Gross.

        (j) Owner agrees any and all sums received under Paragraph 2(i) above shall be credited against and be deductible from any amounts due and payable under the terms of Paragraph 2(h) above.

        (k) Owner agrees that all sums paid hereunder shall constitute payment in full for all rights acquired herein. In the event any other parties are entitled to share in these payments or shall be entitled to any payment for the Rights (or any part thereof) granted hereunder, Owner shall be responsible for making such payment and shall indemnify Purchaser against any obligation in regard thereto. The rights granted to Purchaser hereunder are irrevocable and shall not be subject to reversion. Owner and Writer hereby agree that in the event of a breach of this agreement by Purchaser, Owner and Writer's remedies shall be limited to an action for damages and in no event shall owner or Writer be entitled to seek rescission, reversion, to injunctive or other equitable relief.

     3. In furtherance of the provisions of this Agreement, Owner agrees to execute and deliver, or cause the execution, acknowledgement and delivery to Purchaser of all such further documents consistent herewith which Purchaser reasonably requires to evidence such grant of rights and the intent of this Agreement after a reasonable opportunity to review and negotiate such documents in good faith, including, without limitation and if requested by Purchaser, a more formal acquisition of rights agreement and synchronization and performing rights licenses. As part of this obligation, upon execution of this agreement, Owner will execute and return to Purchaser the Short Form Copyright Assignments in the form attached hereto as Exhibit "A".

     4. The rights granted to Purchaser hereunder may be assigned by Purchaser to any person, firm or corporation. Owner shall be informed prior of such sale. Purchaser shall be released from any of its obligations hereunder only if the assignee assumes in writing all of such obligations, and is a major motion picture studio or U.S. television network or other similarly financially responsible party.



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     5.      Owner is a member of the WGA. In the event a motion
     picture is produced based on the Screenplay, Owner shall receive the credit in accordance with the provisions of the WGA Basic Agreement. Such credit shall be given on a separate card on all positive prints in the main titles if the Director's credit is contained in the main titles and shall be in no smaller letters than the Director's credit. Such credit shall also be given in paid ads where the Director receives credit, and on video and DVD packaging, subject to the exceptions usually applicable in the motion picture industry. All other aspects of the credits shall be in Purchaser's sole discretion. If there is an omission of such credit in the Picture of any advertising where credit is required, and Owner gives written notice of such omission, reasonable best efforts will be asserted to prospectively cure such omission. Furthermore, in the event of such omission, Owner agrees that Owner shall not be entitled to enjoin the distribution or exhibition of such motion picture or obtain any other form of equitable relief, but shall be solely limited to a remedy at law for damages.

     6. (a)     Subject to Article 28 of the WGA Basic Agreement,
     Owner warrants that the Screenplay is wholly original with Owner; that Owner is authorized and empowered to enter into this Agreement and to transfer the rights herein transferred; that to the best of Owner's knowledge, the Screenplay does not violate or infringe upon the personal or Screenplay rights, or any other rights, or constitute a libel or slander of any person or entity; and that Owner has the unencumbered and complete fright and power to enter into this Agreement, and to make the grant of rights contained herein and that none of the rights granted have been granted or assigned to any other person, firm or corporation. In addition, Owner agrees to indemnify and hold Purchaser harmless from any and all claims, liabilities, and costs, including reasonable outside attorneys' fees and costs arising out of Owner's breach of the warranties set forth in this paragraph 10(a).

        (b) Purchaser agrees to defend and indemnify Owner and to hold Owner harmless from any and all claims, liabilities and costs, including reasonable attorneys' fees and costs, arising out of any breach by Purchaser of its obligations and agreements hereunder or from any material created by or under direction or authority of Purchaser and/or included in any picture based upon the Screenplay and/or arising out of the development, production, financing, distribution or exploitation of the Screenplay and/or any production hereunder, or any element thereof. Owner shall be named as an additional insured under the errors and Omissions and General Liability Insurance Policies obtained for the Picture.


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     7.      No act or omission of either party shall constitute a
     material breach hereof unless the non-performing party has failed to cure such act or omission within thirty (30) days after receiving written notice by the other party specifying the act or omission that requires correction which period shall be Ten (10) days in regard to failure to make payment.

     8. This Agreement shall be in all respects governed by and construed under the laws of the State of California and Owner and Purchaser each hereby submits to the jurisdiction of the tribunals in that State. Any dispute pertaining to this Agreement shall be submitted to binding arbitration in the County of Los Angeles, State of California in accordance with the rules and procedures of the American Arbitration Association. If an action is brought in connection with this Agreement, the prevailing party shall be entitled to collect from the losing party all legal fees and costs incurred therein.

     9.      (h)     Any notices required or desired hereunder shall be
     directed as follows:

If to Purchaser:

Blood and Bones Productions, Inc.
c/o Film and Music Entertainment
5670 Wilshire Boulevard
Suite 1620
Los Angeles, CA 90036

With a courtesy copy to:

Robert L. Oppenheim, Esq.
2300 S. Sepulveda Boulevard
Los Angeles, California 90064

If to Owner:

Kenwood Youmans
c/o Jeff Frankel
Colden McKuin & Frankel, LLP
141 El Camino Drive
Suite 100
Beverly Hills, CA 90212-2717

     (i) Notices shall be deemed received when delivered, if given personally, two (2) days after delivery to postal authorities (or mail company) if given by overnight mail,


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     and Seven (7) days after deposit in the United States
     mail, first class postage prepaid.

     (j) All payments shall be sent to Owner in care of the address set forth in paragraph 9 above, unless Owner directs otherwise in writing.

     10. Purchaser agrees that in the event that the development of a theatrical or television remake or sequel or prequel (including the first episode of a television series, if no pilot is produced) is commenced by or under authority from Purchaser (or its assignee or designee) within seven (7) years of the first release or exploitation in the United
     States of the first Picture based on the Screenplay, Purchaser shall notify Owner and if Owner is readily available to commence services, Purchaser will enter into good faith negotiations with Owner for Owner to write the first draft screenplay for such sequel or remake on terms no less favorable than the terms of this Agreement. If negotiations do not result in an agreement within Ten (10) business days after the commencement of such negotiations, Purchaser shall have no further obligations to Owner in regard to such sequel, prequel or remake other than to make the payments provided for in paragraph 2(c). This provision shall apply on a "rolling" basis to each subsequent remake, sequel or prequel within 7 years of the release or exploitation of the prior remake, sequel or prequel.

     11. Owner and one (1) non-business companion shall be invited to all premieres, major festival exhibitions, previews and cast/crew screenings of the Picture and in connection with the principal U.S. celebrity premiere of the Picture, if such premiere is at a location, Owner and Owner's guest shall be provided with round-trip transportation, hotel accommodations and an appropriate per diem allowance.

     12. Owner shall be provided with one (1) VHS videocassette of the Picture and one (1) DVD copy of the Picture at such time, if ever, as VHS videocassettes of the Picture and DVD copies of the Picture, respectively, become generally commercially available, if ever.

     13. Owner shall be deemed a "professional writer" as such term is defined and applied pursuant to the terms of the WGA
     Minimum Basic Agreement.

     14. The remainder of the terms of this Agreement shall be those terms customary in the industry for agreements of this type, subject to good faith negotiations between the parties hereto. This Agreement expresses the entire understanding of the parties hereto and replaces any and all former agreements, negotiations and understanding, written or oral, relating to the subject matter hereof.


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             If the foregoing meets with your approval, then please
     have the four enclosed copies of this memorandum agreement fully executed (including attached Exhibits "A" and "B" before a notary public as indicated) and return them to us in order to confirm our agreement.

                                   Very truly yours,

                                   Blood and Bones Productions, Inc.


                                   By:  Signature Illegible (Sig.) 9/6/5
                                      ----------------------------------
                                   Its:   Tim Shiner, Chairman



     AGREED TO AND ACCEPTED:

     "Owner"
     Kenwood Youmans (Sig.)
     -------------------------------
     Kenwood Youmans


























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                          EXHIBIT "A"

              ASSIGNMENT - LITERARY PURCHASE AGREEMENT


        KNOW ALL PERSONS BY THESE PRESENTS: That for good and valuable consideration, receipt whereof is hereby acknowledged, the undersigned, KENWOOD YOUMANS, has granted to Blood and Bones Productions, Inc. (hereinafter referred to as "Purchaser"), and its representatives, successors and assigns forever, all motion picture, television and allied rights throughout the world in perpetuity in and to that certain original literary work described as follows:

        Title:     "Cheeseheads" - the Screenplay
        Author:    Kenwood Youmans

	The undersigned and Purchaser have entered into an Agreement of Sale and Purchase of Literary Material relating to the transfer and assignment and possible reversion of the foregoing rights in and to said literary work, which rights are or will be more fully described in said Agreement or Sale and Purchase of Literary Material, and this Assignment is expressly made subject to all of the terms, conditions and provisions contained or to be contained in said Agreement of Sale and Purchase of Literary Material.

	IN WITNESS WHEREOF, the undersigned has executed this Assignment this 15th day of August, 2005.


                                           By: Kenwood Youmans (Sig.)
                                              ---------------------------
                                              KENWOOD YOUMANS

























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